EXHIBIT I
CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP
CONSENT
          We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated September 2, 2009 to the prospectus dated December 24, 2008 issued pursuant to registration statement no. 333-156346 of Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

September 9, 2009